Exhibit 10.1

Amendment Number 1

AMENDMENT NUMBER 1 dated August 24, 2018 by and between Innodata Inc., a Delaware corporation (“Innodata”; formerly Innodata Isogen, Inc.), and Ashok Mishra (the “Executive”), to the Agreement dated as of January 1, 2007 (the “Agreement”) by and between the parties.

For good and valuable consideration the Agreement is hereby amended as follows:

1.	Paragraph 1 of the Agreement is hereby amended in its entirety to read as follows:

Effective as of August 1, 2018 (the “Effective Date”) Innodata jointly with the then Employing Subsidiary (as hereinafter defined) shall offer employment to the Executive for and during the then remaining term of this Agreement (as set forth in Paragraph 4 below). The term “Employing Subsidiary” means, for any period, a wholly-owned subsidiary of Innodata that Innodata has designated (by notice to the Executive) as the Employing Subsidiary for such period. The term “Employing Subsidiaries” and the term “Company” each mean, as of any date, Innodata together with the entity that is then the Employing Subsidiary. During the term referred to above, the Executive will be employed by the Company as Chief Operating Officer, and will be an Executive Vice President of the Company and a member of the Company’s Executive Management Team. The Executive hereby accepts such employment with the Employing Subsidiaries under the terms and conditions set forth in this Agreement.

2.	Paragraph 3 of the Agreement, second sentence, is hereby amended to read in its entirety as follows:

During the term of his employment with the Employing Subsidiaries, the Executive shall engage in no other business activities whatsoever during normal working hours and effective as of August 1, 2018 shall perform his services primarily from the Company’s offices located in Ridgefield Park, New Jersey and Noida, India.

3.	Paragraph 7(f) of the Agreement is hereby amended to read in its entirety as follows:

In order to be entitled to the payments under Paragraphs 7(d) and 7(e), the Executive agrees to execute a separation agreement and release in the form to be provided by the Company (the “Release”), within the consideration period set forth in the Release and to not revoke his acceptance within the revocation period set forth in the Release. The payments set forth in Paragraphs 7(d) and 7(e) will commence on the first regularly scheduled payroll date of the Company occurring at least fifteen (15) days after Innodata’s receipt of the executed Release and in no event more than sixty (60) days from the date of termination of the Executive’s employment with the Company; provided, however, that in the event such sixty (60) day period spans more than one (1) tax year of the Executive, such payments shall commence on the first applicable regularly scheduled payroll date of the Company occurring in the latter of such tax years. In order to be entitled to receive the payments under Paragraphs 7(d) and 7(e), the Executive acknowledges and agrees that Executive will fully comply with the covenants set forth in Paragraphs 8, 9 and 10 and that Executive’s failure to fully comply with such covenants shall result in immediate cessation of any such payments, as well as the Company’s right to seek recoupment of all prior payments made under Paragraph 7(d) and 7(e), plus interest, attorney’s fees and costs, in addition to all other available relief.

4.	Paragraph 7 of the Agreement is hereby amended to add the following new Paragraph 7(h):

(h) If at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any payments pursuant to Paragraphs 7(d) and 7(e) shall be delayed until the date that is six (6) months and one day following his termination of employment (or, if earlier, the earliest other date as is permitted under Section 409A of the Code).  The amount payable on such date shall include all amounts that would have been payable to the Executive prior to that date but for the application of this Paragraph 7(h) and the remaining payments shall be made in substantially equal installments until fully paid.  Notwithstanding the foregoing, the six (6) month delay shall not apply to any such payments made (A) during the short term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4), or  (B) after said short term deferral period, payable solely on account of an involuntary separation from service (as defined in Section 409A of the Code) and in an amount  less than the Section 409A Severance Exemption Amount. For purposes of this Paragraph 7(h), each installment payment pursuant to Paragraphs 7(d) and 7(e) shall be treated as a separate payment for purposes of Section 409A of the Code and the “Section 409A Severance Exemption Amount” shall be equal to the lesser of two (2) times (I) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Executive’s taxable year preceding the taxable year in which the Executive’s employment with the Company terminates, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(i), or (II) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment with the Company terminates. To the extent that any payment under Paragraphs 7(d) and 7(e) is subject to Section 409A of the Code, the Executive shall be considered to have terminated from employment with the Company for payment purposes only if he has had a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations thereunder.

5.	Paragraph 11(a) of the Agreement is hereby amended to change the address for Notices to the Company to read as follows:

To the Company:

Innodata Inc.

55 Challenger Road

Suite 202

Ridgefield Park, New Jersey 07660

USA

Attention: Office of the General Counsel

Except as expressly modified by this Amendment Number 1, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency between the terms and conditions of this Amendment Number 1 and the terms and conditions of the Agreement, the terms and conditions of this Amendment Number 1 will govern and control.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date indicated below.

Innodata Inc.	Ashok Mishra

By: /s/ Jack Abuhoff	/s/ Ashok Mishra

Name: Jack Abuhoff	Date: August 28, 2018

Title: Chairman and CEO

Date: August 28, 2018